Exhibit 99.1

GreenVision Acquisition Corp. Files Preliminary Proxy Statement in Connection With Proposed Merger With Accountable Healthcare America, Inc.

NEW YORK & FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--GreenVision Acquisition Corp. (Nasdaq: GRNV) (“GreenVision”), a special purpose acquisition company (“SPAC”), announced today that it has filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission in connection with its proposed merger with privately-held Accountable Healthcare America, Inc. (“AHA”). AHA owns and manages Medicare-focused, risk-bearing provider networks using a combination of a patent-pending proprietary cloud-based data analytics platform and advanced medical management processes. AHA specializes in providing care for Medicare patients with multiple chronic conditions, resulting in improved quality of care, reduced healthcare expenditures and enhanced patient satisfaction.

Stockholders are advised to read the preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting of stockholders because these statements will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger. GreenVision’s stockholders may also obtain a copy of the preliminary or definitive proxy statement (once available) as well as other documents filed with the SEC by GreenVision, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: GreenVision Acquisition Corp., One Penn Plaza, 36th Floor, New York, New York 10019.

About Accountable Healthcare America, Inc.

AHA is a technology-enabled population health management company. For more information, please visit www.ahahealthcare.net. Information on our website does not comprise a part of this press release.

Safe Harbor Language

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed business combination, including the anticipated initial enterprise value and post-closing equity value, the benefits of the proposed business combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the proposed transactions contemplated by the definitive agreement. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on GreenVision and AHA’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against GreenVision or AHA following the announcement of the Merger Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of GreenVision or other conditions to closing in the Merger Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (5) the inability to obtain the listing of the ordinary shares of the post-acquisition company on the Nasdaq Stock Market or any alternative national securities exchange following the Business Combination; (6) the risk that the announcement and consummation of the Business Combination disrupts current plans and operations; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that AHA may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID-19 on the combined company’s business; and (12) other risks and uncertainties indicated from time to time in the proxy statement to be filed relating to the Business Combination, including those under “Risk Factors” therein, and in GreenVision’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that GreenVision considers immaterial or which are unknown. A further list and description of risks and uncertainties can be found in GreenVision’s Annual Report on Form 10-K for the year ended December 31, 2019 and in the proxy statement on Schedule 14A that will be filed with the SEC by GreenVision in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this press release is based only on information currently available to GreenVision and AHA and speaks only as of the date on which it is made. GreenVision and AHA undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

GreenVision

David Fu, Chief Executive Officer

David.Fu@glo.com.cn

AHA

Warren Hosseinion, Chief Executive Officer

818-618-1458

Warren.Hosseinion@ahahealthcare.net

The Equity Group Inc.

Devin Sullivan, Senior Vice President

dsullivan@equityny.com

Kalle Ahl, Vice President

kahl@equityny.com